Exhibit 3.1.1

ARTICLES OF INCORPORATION

OF

The Military Playing Card Company

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

Article I – Name

The name of this corporation is The Military Playing Card Company.

Article II – Principal Place of Business

The principal place of business of this corporation is 605 7th Avenue North, Suite D, Safety Harbor, FL 34695. The Board of Directors may from time to time move the principal office to any other address in Florida and may establish branch and other offices within the State of Florida.

Article III – Duration

The corporation shall exist for a perpetual period unless dissolved according to law.

Article IV – Purpose

This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

Article V – Capital Stock

This corporation is authorized to issue 1,000 shares of $1.00 par value common stock. The stock of the corporation shall be issued for such consideration as may be determined by the Board of Directors.

Article VI – Initial Registered Office and Agent

The street address of the initial registered office of this corporation is 605 7th Avenue North, Suite D, Safety Harbor, FL 34695 and the name of the initial registered agent of this corporation at that address is Michael Faessler.

Registered Agent's Acceptance:

I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said corporation.

By: /s/ Michael Faessler
Michael Faessler

Article VII – Initial Board of Directors

This corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the bylaws but shall never be less than one (1). The name and address of the initial director is:

Michael Faessler – 605 7th Avenue North, Suite D
Safety Harbor, FL 34695

Article VIII – Subscriber

The name and address of the person signing these articles is:

Michael Faessler – 605 7th Avenue North, Suite D
Safety Harbor, FL 34695

Article IX – Bylaws

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors and the shareholders.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 7th day of September, 1994.

/s/ Michael Faessler
Michael Faessler, subscriber

STATE OF FLORIDA
COUNTY OF PINELLAS

Before me, a notary public authorized to take acknowledgements in the state and county set forth above, personally appeared Michael Faessler, known to me and known by me to be the person who executed the foregoing articles of incorporation, and he acknowledged before me that he executed those articles of incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 8th day of September 1994.

/s/ Cynthia C. Clarkson
Notary Public